Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-195494) and Registration Statement on Form S-8 (No. 333-146789) of Accelerize Inc. of our report dated March 18, 2015 with respect to the audited financial statements of Accelerize Inc. for the year ended December 31, 2014.

/s/ RBSM LLP

March 18, 2015

New York, New York